Exhibit 21.1

List of Subsidiaries

Name	Jurisdiction
Neo-Concept Apparel Group Limited	British Virgin Islands
Neo-Concept International Company Limited	Hong Kong
Neo-Concept (UK) Limited	United Kingdom